Exhibit 11.  Statement of Computation of Per Share Income (Loss)

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                                                     Three Months Ended June 30,     Six Months Ended June 30,
                                                    ----------------------------  ----------------------------
                                                       1998            1997            1998            1997
                                                    ----------      ------------  -------------    -----------
Income (loss) applicable to common stock           $  450,000      $  524,000      $  964,000      $  946,000
Weighted average number of common
  shares outstanding                                3,786,480       3,786,480       3,786,480       3,786,480
Options issued to executive and officers               91,199          60,188          88,022          59,006
                                                   ----------      ----------      ----------      ----------
Weighted average number of common
  shares and common share equivalents               3,877,679       3,846,668       3,874,502       3,845,486

Basic earnings per share                                $0.12           $0.14           $0.25           $0.25
                                                        -----           -----           -----           -----
Diluted earnings per share                              $0.12           $0.14           $0.25           $0.25
                                                        -----           -----           -----           -----
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